Exhibit 99.1

Manhattan Pharmaceuticals Awarded $245K Grant under the U.S. Qualified Therapeutic Discovery Project Credit Program

NEW YORK, NY NOV 8, 2010 – Manhattan Pharmaceuticals, Inc. (OTCBB: MHAN) announced today that it has been awarded $244,279 in funding under the U.S. Government’s Qualifying Therapeutic Discovery Project (QTDP) credit program.  The Company has received this funding for its lead product candidate AST-726 for the treatment of vitamin B12 deficiency.

The QTDP was created by Congress March 2010, as enacted under the Patient Protection and Affordable Care Act and provides a tax credit or grant equal to 50% of eligible costs and expenses for the tax years of 2009 and 2010.  The QTDP was designed to promote medical research and innovation that could improve health and save lives.  The program targeted projects in new innovative therapies to prevent, diagnose, and treat acute and chronic diseases.  Companies that received QTDP grants were selected jointly by the Treasury Department and the Department of Health and Human Services. The grants are limited to companies with 250 or fewer employees. The Department of Treasury further allocated the available funds among the most qualified applicants, because the program was substantially oversubscribed.

About Manhattan Pharmaceuticals, Inc.
Manhattan Pharmaceuticals is a specialty healthcare product company focused on the development and commercialization of innovative treatments for underserved patient populations.  The Company is currently focused on two lead programs:  AST-726, a nasally delivered vitamin B12 remediation treatment, and Hedrin®, a novel, non-insecticide treatment for pediculosis (head lice), which is being developed through a joint venture with Nordic Biotech.  The company is also studying AST-915 for the treatment of essential tremor and a topical GEL product which may be commercialized as an OTC treatment for mild psoriasis.

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events.  Such statements are just predictions and are subject to risks and uncertainties that could cause the company’s actual results to differ materially.  These risks are described in greater detail in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

Contact
Manhattan Pharmaceuticals, Inc.
Michael G. McGuinness, Chief Operating & Financial Officer
(212) 582-3950